Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-227321 on Form S-8 of KLX Energy Services Holdings, Inc. of our report dated June 20, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocation of certain corporate expenses), relating to the financial statements of the Energy Services Group Business of KLX Inc., appearing in Amendment No. 2 to Form 10 of KLX Energy Services Holdings, Inc. filed on August 24, 2018, and to the reference to us under the heading “Experts” in the Reoffer Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

September 19, 2018